Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Orient Paper, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 223160) of Orient Paper, Inc. of our report dated April 17, 2018, relating to the consolidated financial statements of Orient Paper, Inc. and its subsidiaries and variable interest entity which appears in this Form 10-K.

WWC, P.C.

Certified Public Accountants

San Mateo, California
April 17, 2018